BMC Industries, Inc.
Vision-Ease Lens, Inc.
7000 Sunwood Drive NW
Ramsey, MN 55303
Web site: www.bmcind.com

NEWS RELEASE

CONTACT:	CURTIS E. PETERSEN	(PINK SHEETS: BMMI)
	(763) 506-9053	FOR IMMEDIATE RELEASE

BMC Industries Receives Bank Waiver through July 15, 2004

RAMSEY, Minn., May 20, 2004 - BMC Industries, Inc. (Pink Sheets: BMMI) today announced that its bank group has granted the company an additional waiver of non-compliance with certain covenants and other obligations under its bank credit agreement.  The company has been operating under a series of waivers from its banks since June 30, 2003 and now has until July 15, 2004 to repay the outstanding principal balance of approximately $120.6 million.  The company's current credit agreement expired by its terms on May 14, 2004.

The waiver announced today also extends the time period for BMC to make certain scheduled principal and fee payments, and defers interest payment obligations of approximately $1.5 million until July 15, 2004, the termination date of this waiver.  The deferral of these payments is subject, however, to the company's continuing obligation to remit the net proceeds of any asset sales and certain other cash flows to its lenders in partial repayment of interest and principal obligations.  Since June 30, 2003, the company has incurred approximately $6.9 million and paid approximately $6.6 million in interest obligations.  As in previous waivers, the banks and the company have agreed that no additional borrowings will be extended during the waiver period.

Additionally, the company has retained Chanin Capital Partners, LLC to advise the company regarding strategic alternatives, including a sale of all or portions of the company.  Discussions continue between BMC, the company's advisors, and its banks regarding an additional waiver or other resolution.  If the bank group does not grant a further extension and waiver on July 15, 2004, or sooner in an event of default under the current waiver or credit agreement, the company will need to either (i) repay the debt owed to the banks, with financing from a new lender and/or proceeds from a sale of the company, or (ii) file for protection under the U.S. Bankruptcy Code.

About BMC Industries

BMC Industries Inc., operating under the Vision-Ease Lens trade name, is a leading designer, manufacturer and distributor of polycarbonate and glass eyewear lenses. Vision-Ease Lens also distributes plastic eyewear lenses. Vision-Ease Lens is a technology and a market share leader in the polycarbonate lens segment of the market. Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact resistant characteristics.  BMC is in the late stages of winding down the former operations of its Buckbee-Mears group, which ceased manufacturing earlier this year.  Prior to its shutdown, the Buckbee-Mears group was the only North American supplier of television aperture masks.  For more information about BMC Industries, visit the company's Web site at www.bmcind.com.

Safe Harbor for Forward-Looking Statements

Certain statements made in this news release that are not statements of historical fact are intended to be, and are hereby identified as "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.   Without limiting the foregoing, words such as "expect," "anticipate," "believe," "project," "intend" and other words of similar expression are meant to identify Forward-Looking Statements. The company cautions readers that such statements are subject to a number of risks and uncertainties that could cause, and in certain instances have caused, actual results or outcomes to differ materially from those projected, including, among other factors: the willingness of the company's lenders to extend the termination date of both the current waiver extension and the credit agreement beyond July 15, 2004; sufficient cash flow to meet ongoing obligations; ability to comply with all of the covenants not otherwise waived in the current waiver and deferral agreement; the bank group's right to accelerate the repayment of all amounts owed to them  in the event of any default under any of the loan agreements; the success or failure of the company to continue operations while pursuing strategic alternatives, including the potential sale of the discontinued operations of Buckbee-Mears and/or the Optical Products group, with its investment banker; ability to negotiate financing arrangements or other solutions in replacement of our existing credit facility; future availability of borrowing capacity; ability to realize anticipated cash proceeds from asset sales; possible unforeseen costs and future potential liabilities in connection with the exit of the Buckbee-Mears group business; ability to maintain acceptable credit terms with vendors; ability to manage working capital and align costs with market conditions; ability to achieve and maintain higher yields at Vision-Ease Lens; ability to reduce inventories while maintaining consistently high customer service levels and product fill rates; ability to develop, launch and achieve sales of new products; the potential effect on the economy of a protracted war in Iraq;  ability of Vision-Ease to maintain its technology leadership in polycarbonate, film-based and other high-end optical lens products; fluctuations in currency exchange rates; ability of the company to complete and file its periodic and current reports with the Securities and Exchange Commission and deliver the financial statements, reports and certifications to the bank group as required by the credit agreement; and rising raw material and distribution costs.  Certain of these and other factors are discussed in more detail in BMC's Annual Report and Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission. Statements in this news release speak only as of the date when made and BMC undertakes no obligation to update such statements to reflect events occurring after the date of this news release.

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